Exhibit 99.3
AMENDMENT TO CHANGE OF CONTROL AGREEMENT
FOR
GERALD F. SOPP

THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT dated as of December 19, 2012 (this "Amendment"), amends that certain Change of Control Agreement dated March 28, 2007, as previously amended by Amendment to Change of Control Agreement dated December 16, 2009 and Amendment to Change in Control Agreement dated October 14, 2011 (as so amended, the “Agreement”) by and among DNB FINANCIAL CORPORATION ("Holding Company"), DNB FIRST, NATIONAL ASSOCIATION, a national banking association with principal offices at 4 Brandywine Avenue, Downingtown, PA 19335 ("Bank") (Holding Company and Bank are sometimes referred to individually and collectively herein as the "Company") and Gerald F. Sopp, an individual ("Executive").

Background

A. The Company and the Executive desire to amend the Agreement to make certain modifications to the severance payments to be received by the Executive in the event of a change in control.

C. The Boards of Directors of the Holding Company and the Bank have each approved this Agreement and it is intended to be maintained as part of the official records of the Holding Company and the Bank.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1. Definitions.  Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings assigned thereto in the Agreement.

2. Amendment of Base Severance Multiplier.  Section 3(f)(I)(Y) of the Agreement is hereby deleted and shall be replaced with the following:

“(Y) 1.50.”

3. Reaffirmation of Agreement as Amended; Conflicts.  All of the provisions of the Agreement, as amended by this Amendment, remain in full force and effect.  In the event that any express provision of the Agreement conflicts with any express provision of this Amendment, the express provisions of this Amendment shall control.  All references to the “Agreement” hereafter shall mean the Agreement as amended by this Amendment.

4. Amendments. No amendments to this agreement shall be binding unless in a writing, signed by both parties, which states expressly that it amends the Agreement.

5. Prior Agreements. There are no other agreements between Company and Executive regarding the subject matter of this Amendment. This Amendment is the entire agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous discussions, representations, understandings or agreements regarding its subject matter.

6. Assigns and Successors. The rights and obligations of Company and Executive under this Amendment shall inure to the benefit of and shall be binding upon the successors and assigns of Company and Executive, respectively, provided, however, that Executive shall not assign or anticipate any of his rights hereunder, whether by operation of law or otherwise. For purposes of this Agreement, “Company” shall also refer to any successor to Holding Company or Bank, whether such succession occurs by merger, consolidation, purchase and assumption, sale of assets or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.

Attest: _______________________________ Name: Linda Devine Title: Vice President	Holding Company: DNB FINANCIAL CORPORATION By:________________________________ Name: William S. Latoff Title: Chairman and chief Executive Officer
Attest: _______________________________ Name: Linda Devine Title: Vice President	Bank DNB FIRST, NATIONAL ASSOCIATION By:________________________________ Name: William S. Latoff Title: Chairman and Chief Executive Officer
Witness: _______________________________ Print Name: Linda Devine	Executive: _______________________________ Name: Gerald F. Sopp Individually